Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between Bradford S. Goodwin (the “Executive”), and Novacea, Inc. (the “Company”), effective eight days after the date of the Executive’s signature (the “Effective Date”), unless he revokes his acceptance as provided in Paragraph 7(c), below.

WHEREAS, the Executive is the Chief Executive Officer of the Company;

WHEREAS, the parties entered into an Executive Severance Benefits Agreement dated April 13, 2006, pursuant to which the Executive is entitled to payment of certain benefits upon a termination of his employment by the Company other than for Cause;

WHEREAS, the Company and Executive both wish to terminate the Executive’s employment other than for Cause, effective January 1, 2007;

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Separation of Employment. The Executive resigned all positions that the Executive held as an officer and member of the Board of Directors of the Company, and of all subsidiaries of the Company, effective December 7, 2006. The Executive’s employment shall terminate effective January 1, 2007 (the “Separation Date”).

2. Payment of Accrued Wages and Expenses. On the Separation Date, the Executive shall be paid an amount equal to accrued wages, including any remaining accrued, unused Vacation, through the Separation Date, less applicable taxes and other authorized withholding. The Company shall promptly reimburse the Executive for all reasonable and properly documented business expenses incurred through the Separation Date that are submitted by him on or before January 1, 2007, in accordance with the Company’s travel and expense policies. As of the Separation Date, the Executive shall no longer have the right to participate in any Company benefit plans, except as required by law. The Executive shall be permitted to participate in the Company’s 401(k) Plan in calendar year 2007, to the full extent permitted by law.

3. Bonus for the Fiscal Years Ending December 31, 2006 and December 31, 2007.

(a) The Executive shall be paid a bonus for the fiscal year ending December 31, 2006, in the amount of fifty-six percent (56%) of the Executive’s FY 2006 bonus target. The bonus shall be paid in a lump sum no later than thirty (30) days following the Separation Date, less applicable taxes and other authorized withholding. In no event shall the Executive have the ability to affect the timing of the payment of compensation by acceleration, deferral, or otherwise under this Section 3(a).

(b) For the fiscal year ending December 31, 2007, the Executive shall be paid a bonus equal to fifty percent (50%) of the Executive’s FY 2006 bonus target. The bonus shall be paid in a single lump sum on a date which is no earlier than six (6) months and two days following the Separation Date, but no later than July 31, 2007, less applicable taxes and other authorized withholding. The payment of this bonus is intended to comply with the requirements of Internal Revenue Code Sections 409A(a)(2(A)(i) and 409A(a)(2)(B)(i) and the proposed or final Treasury regulations promulgated thereunder. In no event shall the Executive have the ability to affect the timing of the payment of compensation by acceleration, deferral, or otherwise under this Section 3(b).

4. Stock Options.

(a) Executive has been granted the options to purchase shares of the Company’s common stock described in Exhibit A hereto (collectively, the “Options”). As of the Separation Date, the Executive shall be vested in that number of shares of the Company’s common stock set forth next to each such Option (the “Vested Options”), which includes an amount equal to vesting that would have occurred over the twelve-month period following the Separation Date, had the Executive remained continuously employed by the Company during such period. Except as otherwise provided in this Agreement, the Executive acknowledges and agrees that the portion of each Option that is unvested as of the Separation Date is forfeited and shall cease to be exercisable as of the Separation Date. The Executive may exercise the Vested Options in accordance with their original terms of grant as modified by this Paragraph 4.

(b) Consistent with the other terms of the Plan(s) under which the options were issued, the Executive shall be permitted, subject to subparagraph (d) below, to exercise Vested Options on or before December 31, 2007.

(c ) In the event that the Separation Date falls within the Change of Control Benefits Period, as defined in the Executive Severance Benefits Agreement dated April 13, 2006 (the “April 13 Agreement”), the vesting and/or exercisability of each of Executive’s stock awards shall be immediately accelerated 100%.

(d) Notwithstanding anything in the Agreement to the contrary, within 29 days of the execution of this Agreement, the Executive will inform the Company whether or not the Executive elects to accept any of the benefits of an extended exercisability period with respect to all or any portion of his Incentive Stock Options. Any failure of the Executive to so notify the Company shall be treated as an acceptance of such extended exercisability period.

5. Severance. Beginning on the date which is no earlier than six (6) months and two days following the Separation Date, but no later than July 31, 2007, the Company shall:

(a) Pay to the Executive in a single lump sum six (6) months of salary at the Executive’s final base rate, less applicable taxes and other authorized withholding; and

(b) Commencing on July 3, 2007, pay to the Executive in accordance with the Company’s normal payroll practices, six (6) months of salary at the Executive’s final base rate, less applicable taxes and other authorized withholding.

The payments of severance detailed under this Section 5 are intended to comply with the requirements of Internal Revenue Code Sections 409A(a)(2(A)(i) and 409A(a)(2)(B)(i) and the proposed or final Treasury regulations promulgated thereunder.

6. COBRA. Executive’s health care coverage shall continue until January 31, 2007. Thereafter, the Executive shall be eligible to continue, at his own cost, health care benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive shall receive detailed instructions regarding his COBRA rights following the Separation Date.

7. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby releases and forever discharges the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company (the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Separation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code and similar state or local statutes, ordinances, and regulations. Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i) Claims for indemnity pursuant to California Labor Code Section 2802, and the Company’s by-laws and Indemnity Policy;

(ii) The Company’s obligations under this Agreement;

(iii) Claims by the Executive for unemployment compensation or state disability insurance benefits pursuant to the terms of applicable state law

(iv) Claims for pension and 401(k) Plan benefits fully vested as of the Separation Date;

(v) The right of the Executive to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his right to secure any damages for alleged discriminatory treatment.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THE FOREGOING RELEASE.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he is aware of the following:

(i)	He has a right to consult with an attorney before signing this Agreement;

(ii)	He has 21 days from the date this offer is received to consider this Agreement; and

(iii)	He has seven days after signing this Agreement to revoke his acceptance of it in writing, addressed and delivered no later than the expiration of the seventh day to the Chairman of the Company’s Board of Directors, and the Executive’s acceptance will not be effective until that revocation period has expired.

(d) The Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees, or any of them. The Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from the Executive.

(e) The Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then the Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim.

8. Nondisparagement. The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business. Likewise, the Officers and Directors of the Company, and each of them, shall not disparage, or otherwise communicate negative statements or opinions about the Executive or his performance while employed by the Company.

9. No Solicitation. For a period of one (1) year following the Separation Date, the Executive shall not solicit or encourage, or cause others to solicit or encourage, any employees, contractors or vendors of the Company to terminate their employment, service or contractual relationship with the Company.

10. Cooperation. The Executive agrees to give reasonable cooperation to the Company, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company or any governmental agency may conduct, which shall include up to two days per month during the 12 months following the Separation Date. The Company agrees to pay Executive $2,000 per day for any additional assistance. The Company shall reimburse the Executive for all out of pocket expenses reasonably incurred by him in compliance with this Paragraph. Notwithstanding the foregoing, and subject to the Executive’s right, if any, to indemnification under California law, the Company’s by-laws or the Indemnity Policy, the Company shall have no obligation to pay the Executive for time spent and expenses incurred by the Executive in any pending or future litigation or arbitration where the Executive is a co-defendant or party to the arbitration or litigation. Other than at the Company’s request, or in response to a request by a governmental agency for informal cooperation by the Executive, the Executive shall not, in the absence of a valid subpoena, give information, evidence or testimony in any matter in which the Company is a party, or which affects the interests of the Company. The Executive shall promptly inform the Company of any intention by him to provide information on an informal basis to a governmental agency about the Company, or about the Executive’s actions while in the Company’s employ. The Executive shall further promptly inform the Company of any subpoena issued to him to testify about the Company or about matters affecting the Company’s interests.

11. Confidential Information; Return of Company Property.

(a) The Executive acknowledges that, in the course of his employment by the Company, he was given access to competitive, confidential information that is proprietary to the Company (the “Confidential Information”). The Executive agrees:

(i)	that all Confidential Information shall remain a trade secret and the sole property of the Company;

(ii)	to keep in strict confidence all Confidential Information and not disclose or allow the disclosure of any Confidential Information to any third party;

(iii)	not to publish, disclose or allow disclosure to others of any Confidential Information, in whole or in part; and

(iv)	that the Company shall have the right to such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent any use or disclosure of Confidential Information in any manner which has not been authorized by the Company and to such damages as are occasioned by such improper use or disclosure.

(b) The Executive represents and warrants that, on or before the Separation Date, he shall deliver to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and the originals and copies of all documents containing Confidential Information which are in the possession or control of the Executive or his agents or representatives.

(c) The Executive represents and warrants that, on or before the Separation Date, he shall return to the Company all equipment of the Company in his possession or control.

12. Taxes.

(a) It is the Executive’s and Company’s intent that any amounts of compensation paid to the Executive pursuant to this Agreement, which are identified as deferred compensation under a nonqualified deferred compensation plan as defined in Code Section 409A and the proposed or final Treasury regulations promulgated thereunder, be deferred pursuant to an election properly made pursuant to the requirements of Code Section 409A and the proposed or final Treasury regulations thereunder. Further, since the Executive is a “Specified Employee” as defined in Code Section 409A and the Treasury regulations promulgated thereunder, no payments of deferred compensation within the meaning of Section 409A shall be payable to the Executive until a date not sooner than six months after the Separation Date as specified herein.

(b) To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

13. In the Event of a Claimed Breach. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Mateo County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Paragraphs 11(a) and 11(b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraphs 11(a) and 11(b) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. In the event of any legal action and/or arbitration relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action to the extent permissible by law.

14. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

15. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:
Novacea, Inc.
Attention: Chief Executive Officer
601 Gateway Blvd., Suite 800
South San Francisco, CA 94080
Phone: (650) 228-1800
Fax: (650) 228-1088

Copy to:

Latham & Watkins LLP
Attention: Mark Roeder
140 Scott Drive
Menlo Park, CA 94025
Phone: 650-328-4600
Fax: 650-463-2600

(b)	If to the Executive:

Bradford S. Goodwin
Via home address on file with Company

Copy to:

Fred Caspersen
Holly L. Sutton
Farella, Braun + Martel LLP
235 Montgomery Street, Ste. 30
San Francisco, CA 94104

16. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.

17. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

18. Integration Clause. This Agreement contains the entire agreement of the parties with regard to the separation of the Executive’s employment, and supersedes and replaces any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Company’s Chief Executive Officer.

19. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

BRADFORD S. GOODWIN	NOVACEA, INC.

/s/ Bradford S. Goodwin	/s/ John Walker
	By:	John Walker
	Title:	Chairman

Date 12/12/06	Date 12/13/06